AMENDED AND RESTATED SERVICES AND INDEMNITY AGREEMENT

This Amended and Restated Services and Indemnity Agreement, dated as of  May 30, 2013 (this “Agreement”), is among David V. DeAngelis, and Bernard J. Angelo, each a natural person (collectively the “GSS Representatives”), Global Securitization Services, LLC, a Delaware limited liability company (“Global”), Prosper Funding LLC, a Delaware limited liability company (the “Company”) and Prosper Marketplace, Inc., a Delaware corporation (“Parent” and together with the Company, the “Prosper Entities”).

WHEREAS, it is necessary for the Company to have Independent Directors as defined in the Second Amended and Restated Limited Liability Company Agreement of Prosper Funding LLC, dated as of January 10, 2013 (the “Formation Document”);

WHEREAS, the GSS Representatives are employed by Global and Global has agreed to have the GSS Representatives serve as Independent Directors of the Company;

WHEREAS, the Prosper Entities, Global, and the GSS Representatives entered into that certain Services and Indemnity Agreement (the “Original Agreement”) dated as of March 1, 2012 (the “Original Effective Date”); and

WHEREAS, the Prosper Entities, Global and the GSS Representatives now desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in the Formation Document.

Section 2.  GSS Representative’s Service as Independent Directors.

(a) The GSS Representatives have agreed to serve as Independent Directors of the Company.  The GSS Representatives’ services as Independent Directors of the Company shall be subject to the terms of this Agreement.  Nothing contained herein, however, shall be construed to require the GSS Representatives to serve as Independent Directors of the Company for any definite term. The GSS Representatives shall have the right to resign in accordance with the terms of the Formation Document, or may be removed by the Parent, by written notice.  In the event that any of the GSS Representatives resigns as Independent Directors of the Company, Global, unless it determines in the exercise of its reasonable discretion that it is not advisable to do so, shall provide another representative of Global to serve as an Independent Director of the Company.  The resignation or removal of a GSS Representative as an Independent Director shall not operate to deprive Indemnitees (as such term is defined in Section 3 (a)) of the benefits of this Agreement.

(b) In consideration of the GSS Representatives’ services as Independent Directors, Company shall pay to Global a fee in the amount of $5,000 per year (the “Fee”).  The Fee for the first year of this Agreement has already been paid.  The Fee for subsequent years shall be due and payable by the Company to Global no later than each respective anniversary date of the Original Effective Date.  The Company acknowledges that the Fee shall be paid according to the terms of this Agreement for so long as any GSS Representative serves as an Independent Director of the Company.

(c) Invoices will be sent to Prosper Funding LLC, 101 Second Street, 15th Floor, San Francisco, CA 94105, Attn: Secretary.

(d) The GSS Representatives and Global hereby agree to keep all information regarding the Company and the transactions to which the Company is a party confidential, except as may be required by law to be disclosed.  The GSS Representatives and Global agree, if legally permitted, to promptly notify the Company and Parent of such request so that Company or Parent may seek a protective order or other appropriate remedy, at Company’s sole expense.

(e) The Company agrees to inform the GSS Representatives and Global, as necessary, in a timely manner of any matters, changes or potential issues that may be considered material to the Company’s business.

(f) For so long as this Agreement remains in effect, to the extent that the Company or any of its affiliates maintains a directors and officers insurance policy which covers any director of the Company, the GSS Representatives shall be covered on no less favorable terms than that provided to other directors.

Section 3.  Indemnification by Parent.

(a) In consideration of the GSS Representatives’ agreement to serve as Independent Directors of the Company, recognizing that the Parent of the Company has agreed in the Formation Document that as long as any Security is outstanding will cause the Company to have at least two Independent Directors and therefore benefits from such service, and subject to Sections 3(b), 4 and 6, the Parent hereby agrees to indemnify and hold the GSS Representatives and Global (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, judgments, settlements, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) (individually, a “Loss” and collectively, “Losses”) that Indemnitees may sustain or incur as a result of (i) the GSS Representatives’ service as Independent Directors of the Company or (ii) any act or omission that the GSS Representatives are alleged to have taken or omitted to take as Independent Directors of the Company, in either case irrespective of the time when the claim giving rise to such Loss or Losses is asserted or when the amount of such Loss or Losses is established, excluding however any Losses resulting from the gross negligence or willful misconduct of any Indemnitee.

b) Upon Indemnitees’ written verification to the reasonable satisfaction of Parent of the amount and cause of any Loss or Losses incurred by Indemnitees, Parent shall pay each such Loss covered by this Section directly as and when due to the Indemnitee entitled thereto.

Section 4.  Duty to Defend; Advance of Expenses.  If any judicial or administrative proceeding, or threatened proceeding, including any government investigation, whether civil, criminal or otherwise (individually, an “Action” and collectively, “Actions”), is asserted, commenced or brought against Indemnitees for which Indemnitees may be indemnified by Parent pursuant to Section 3(a), Parent shall retain and direct counsel to defend such Action, and shall permit Indemnitees to monitor the defense thereof.  Indemnitees shall have the right to approve such counsel, such approval not to be unreasonably withheld.  Indemnitees shall cooperate fully with Parent and with such counsel in such defense.  Parent shall assume responsibility for the payment of all reasonable fees and disbursements of such counsel.

Section 5.  Reimbursement by Indemnitees.  Global hereby agrees that if a Court of competent jurisdiction, through a final order, verdict or appellate decision, determines that an Indemnitee hereunder is not entitled to indemnification under Section 3(a) and Parent shall have paid any amounts to or on behalf of such Indemnitees, then promptly after the last of such determinations shall have been made, Global shall repay all amounts paid by Parent to or on behalf of such Indemnitee in connection with those matters as to which it has been determined that such Indemnitee is not entitled to indemnification.

Section 6.  Notice of Claims.  If any Indemnitee receives complaints, claims or other notices of any Actions, Losses or other liabilities that may give rise to indemnification under Section 3, such Indemnitee shall promptly notify Parent of each such complaint, claim or other notice.  The failure to so notify Parent shall not relieve Parent from any liability under this Agreement provided, however, Parent’s indemnity obligation is not materially increased as a result of such failure to provide notice.

Section 7.  No Lawsuits.  Parent agrees that it will not assert, commence or bring any Action against Indemnitees, or prosecute any lawsuit in state or federal court against Indemnitees on account of GSS Representatives’ service as IndependentDirectors of the Company, or of any act or omission by Indemnitees covered by Parent’s agreement to indemnify under Section 3, except to the extent of any gross negligence or willful misconduct on the part of such Indemnitee.

Section 8.  Notices.  Any notice or other communication under this Agreement shall be in writing and deemed given upon receipt by a party at its address set forth on the signature page hereof or at such other address as such party shall hereafter furnish in writing.

Section 9.  Counterparts; Modification; Headings.

(a) This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

(b) This Agreement may be executed by facsimile transmission and electronic mail, and such facsimile and electronic mail signatures shall be binding, of full force and effect and treated as original signatures.

(c) No modification of this Agreement shall be binding unless executed in writing by the parties hereto or their respective successors and permitted assigns.

(d) Section headings are not part of this Agreement, they are solely for convenience of reference and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 10.  Successors and Assigns; Sole Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.  Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto and their respective heirs, executors, administrators, successors and assigns any legal or equitable rights, remedies or claims under or with respect to any provisions of this Agreement.  No party hereto may assign its obligations under this Agreement without the prior consent of the other parties hereto.

Section 11.  Agreement Not Exclusive.  The right to indemnification provided to Indemnitees under this Agreement shall be independent of, and neither subject to nor in derogation of, any other rights to indemnification or exculpation to which the GSS Representatives may be entitled, including, without limitation, any such rights that may be asserted under any other agreement, applicable corporate law, the Formation Document or any other contract or insurance.

Section 12. No Petition. The GSS Representatives and Global hereby covenant and agree that they will not institute against, or join any other person instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings under the laws of any jurisdiction; provided that the foregoing shall not be construed to limit the right of the Independent Directors, in the exercise of their fiduciary duty, to approve any Material Action to be taken by the Company.

Section 13.  Costs of Enforcement.  Parent shall pay all reasonable costs and expenses incurred by Indemnitees in the enforcement of their rights under this Agreement, including, without limitation, all court costs and reasonable attorney’s fees except to the extent such costs and expenses resulted from any gross negligence or willful misconduct on the part of such Indemnitees.

Section 14.  Severability.  If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

Section 15.  No Violation of Law.  Parent shall be relieved of any obligation to make payment of an amount to an Indemnitee pursuant to the terms of this Agreement if payment of such amount would constitute a violation by Parent of applicable law or regulation, but only so long as, and only to the extent that, such payment constitutes such a violation.

Section 16.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to applicable principles of conflict of laws.  All disputes hereunder shall be submitted to binding arbitration before the American Arbitration Association in New York, New York.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, each GSS Representative has hereunto set his hand, and each of the other parties hereto has caused this Agreement to be executed by its duly authorized officers, as of the day and year first above written.

/s/ David V. DeAngelis_____________
David V. DeAngelis
Address:	c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747

/s/ Bernard J. Angelo _____________
Bernard J. Angelo
Address:	c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
GLOBAL SECURITIZATION SERVICES, LLC

By:	/s/ John L. Fridlington _____________
Name:	John L. Fridlington
Title:	Vice President
Address:	68 South Service Road, Suite 120
Melville, NY 11747

Prosper Funding LLC

By:	/s/ Stephan Vermut _______________
Name:	Stephan Vermut
Title:	President and Director
Address:	101 Second Street, 15th Floor
San Francisco, CA 94105

Prosper Marketplace, Inc.

By:	/s/ Stephan Vermut_________________
Name:	Stephan Vermut
Title:	Chief Executive Officer
Address:	101 Second Street, 15th Floor
San Francisco, CA 94105